Exhibit 10.20

GUARANTY AGREEMENT

THIS GUARANTY AGREEMENT, dated as of December 6, 2016 (as amended, restated, supplemented, or otherwise modified from time to time, this “Guaranty”), made by KKR REAL ESTATE FINANCE HOLDINGS L.P., a Delaware limited partnership (“Guarantor”), in favor of MORGAN STANLEY BANK, N.A., a national banking association (together with its successors and assigns, “Buyer”).  Any capitalized term utilized herein shall have the meaning as specified in the Repurchase Agreement (as defined below), unless such term is otherwise specifically defined herein.

W I T N E S S E T H :

WHEREAS, Buyer and KREF Lending IV LLC, a Delaware limited liability company (“Seller”), entered into that certain Master Repurchase and Securities Contract Agreement dated as of the date hereof (as the same may be amended, modified and/or restated, the “Repurchase Agreement”);

WHEREAS, Guarantor directly or indirectly owns 100% of the membership interests in Seller, and Guarantor will derive benefits, directly and indirectly, from the execution, delivery and performance by Seller of the Transaction Documents and the transactions contemplated by the Repurchase Agreement; and

WHEREAS, it is a condition precedent to the Repurchase Agreement and the consummation of the Transactions thereunder that Guarantor execute and deliver this Guaranty for the benefit of Buyer.

NOW, THEREFORE, for good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, Guarantor does hereby agree as follows:

ARTICLE I

NATURE AND SCOPE OF GUARANTY

1.1                               Guaranty of Obligations.  Subject to the terms hereof, Guarantor hereby irrevocably and unconditionally guarantees to Buyer and Buyer’s successors and assigns as a primary obligor the payment and performance of the Guaranteed Obligations (as herein defined) as and when the same shall be due and payable.

1.2                               Definition of Guaranteed Obligations.  As used herein, the term “Guaranteed Obligations” means:

(a)                                 the prompt and complete payment of the Repurchase Obligations; provided, however, the aggregate sum of the Guaranteed Obligations paid by Guarantor under this Section 1.2(a) shall not exceed an amount equal to 25% of the then aggregate Repurchase Price under the Repurchase Agreement; provided, further, that notwithstanding the foregoing or anything to the contrary herein, if Lender asserts that an Event of Default has occurred and is continuing then, upon payment by Guarantor to Buyer of an amount equal to 25% of the then aggregate Repurchase Price accompanied by written confirmation from Guarantor and Seller agreeing that upon delivery of such payment to Lender all Transactions shall be terminated and there shall thereafter be no further Transactions under the Repurchase Agreement, Guarantor shall have no further liability or obligation under this Section 1.2(a);

(b)                                 any actual loss, damage, cost or expense incurred by Buyer (including attorneys’ fees and costs reasonably incurred) resulting from any of the following:

(i) any fraud or intentional misrepresentation committed by Seller, Pledgor, Guarantor or any Affiliate of Seller, Pledgor or Guarantor in connection with the execution and delivery of this Guaranty, the Repurchase Agreement, the Pledge and Security Agreement or any of the other Transaction Documents, or any certificate, report, financial statement or other instrument or document furnished to Buyer at the time of the closing of the Repurchase Agreement or during the term of the Repurchase Agreement;

(ii) the misappropriation by Seller, Pledgor, Guarantor or any Affiliate of Seller, Pledgor or Guarantor of any funds related to the Purchased Assets and not applied in accordance with the Repurchase Agreement;

(iii)    (A) the creation or incurrence of any lien by Seller, Pledgor, Guarantor or any Affiliate of Seller, Pledgor or Guarantor on (1) any Purchased Asset unless permitted under the Repurchase Agreement or (2) any

“Collateral” (as defined in the Pledge and Security Agreement) (the “Pledge Collateral”) unless permitted under the Pledge and Security Agreement, (B) any Change of Control prohibited by the Repurchase Agreement, (C) any transfer, assignment or sale of (1) any Purchased Asset in violation of the Repurchase Agreement or (2) any Pledge Collateral in violation of the Pledge and Security Agreement, (D) any Significant Modification to a Purchased Asset that is intentionally effectuated by Seller or its Affiliate in violation of the provisions of the Repurchase Agreement or (E) the material breach of any material separateness covenants contained in the Repurchase Agreement;

(iv) during the continuance of an Event of Default, any distribution by Seller to its equityholders in violation of the Repurchase Agreement and, in the case of such a violation, only to the extent of such distribution; or

(v) any breach by Guarantor of Sections 4.4, 4.6 or 4.10 of this Guaranty; and

(c)                                  any and all Repurchase Obligations in the event that Seller makes a voluntary filing under the Bankruptcy Code or similar federal or state law, or Seller, Guarantor or any Affiliate of Seller or Guarantor joins or colludes in the filing of an involuntary filing against Seller under the Bankruptcy Code or other similar federal or state law.
For the avoidance of doubt, Guarantor shall not have any liability to Buyer under this Guaranty other than for the Guaranteed Obligations.

1.3                               Nature of Guaranty.  This Guaranty is an irrevocable, absolute, continuing guarantee of payment and performance and not a guaranty of collection.  This Guaranty may not be revoked by Guarantor and shall continue to be effective with respect to any Guaranteed Obligations arising or created after any attempted revocation by Guarantor.  This Guaranty may be enforced by Buyer and any subsequent assignee of Buyer under the Repurchase Agreement and shall not be discharged by the assignment or negotiation of all or part thereof.

1.4                               Guaranteed Obligations Not Reduced by Offset.  The Guaranteed Obligations and the liabilities and obligations of Guarantor to Buyer hereunder, shall not be reduced, discharged or released because or by reason of any existing or future offset, claim or defense of Seller, or any other party, against Buyer or against payment of the Guaranteed Obligations, other than payment of the Guaranteed Obligations, whether such offset, claim or defense arises in connection with the Guaranteed Obligations (or the transactions creating the Guaranteed Obligations) or otherwise.

1.5                               Payment by Guarantor.  If all or any part of the Guaranteed Obligations shall not be punctually paid, whether on demand, maturity, acceleration or otherwise, Guarantor shall, within ten (10) Business Days after demand by Buyer, and without presentment, protest, notice of protest, notice of non-payment, notice of intention to accelerate the maturity, notice of acceleration of the maturity, or any other notice whatsoever, pay in lawful money of the United States of America, the amount then due on the Guaranteed Obligations to Buyer at Buyer’s address as set forth herein.  Such demand(s) may be made at any time coincident with or after the time for payment of all or any part of the Guaranteed Obligations pursuant to the Repurchase Agreement.  Such demand shall be deemed made, given and received in accordance with Section 6.2 hereof.

1.6                               No Duty to Pursue Others.  It shall not be necessary for Buyer (and Guarantor hereby waives any rights which Guarantor may have to require Buyer) in order to enforce the obligations of Guarantor hereunder, to (a) institute suit or exhaust its remedies against Seller or others liable on the Guaranteed Obligations, (b) enforce or exhaust Buyer’s rights against any collateral which shall ever have been given to secure the Guaranteed Obligations (c) join Seller or any others liable on the Guaranteed Obligations in any action seeking to enforce this Guaranty, or (d) resort to any other means of obtaining payment of the Guaranteed Obligations, and Buyer shall not be required to mitigate damages or take any other action to collect or enforce the Guaranteed Obligations.

1.7                               Waivers.  Guarantor agrees to the provisions of the Transaction Documents, and hereby waives notice of (i) any loans or advances made by Buyer to Seller or any purchases of Purchased Assets made by Buyer from Seller, (ii) acceptance of this Guaranty, (iii) any amendment or extension of the Repurchase Agreement or of any other Transaction Documents, (iv) the execution and delivery by Seller and Buyer of any other agreement or of Seller’s execution and delivery of any other documents arising under the Transaction Documents or in connection with the Guaranteed Obligations, (v) the occurrence of any breach by Seller or an Event of Default under the Transaction Documents, (vi) Buyer’s transfer or disposition of the Transaction Documents, or any part thereof, (vii) sale or foreclosure (or posting or advertising for sale or foreclosure) of any collateral for the Guaranteed Obligations, (viii) protest, proof of non-payment or default by Seller, or (ix) any other action at any time taken or omitted by Buyer, and, generally, except to the extent required by the terms hereof, all other demands and notices of every kind in connection with this Guaranty, the Transaction Documents, any documents or agreements evidencing, securing or relating to all or any part of the Guaranteed Obligations.

1.8                               Payment of Expenses.  In the event that Guarantor should breach or fail to timely perform any provisions of this Guaranty, Guarantor shall, within five (5) Business Days after demand by Buyer, pay Buyer all reasonable out-of-pocket costs and expenses (including court costs and reasonable attorneys’ fees) incurred by Buyer in the enforcement hereof or the preservation of Buyer’s rights hereunder.  The covenant contained in this Section 1.8 shall survive the payment and performance of the Guaranteed Obligations.

1.9                               Effect of Bankruptcy.  In the event that, pursuant to any insolvency, bankruptcy, reorganization, receivership or other debtor relief law, or any judgment, order or decision thereunder, Buyer must rescind or restore any payment, or any part thereof,  received by Buyer in satisfaction of the Guaranteed Obligations, as set forth herein, any prior release or discharge from the terms of this Guaranty given to Guarantor by Buyer shall be without effect, and this Guaranty shall remain in full force and effect.  It is the intention of Seller and Guarantor that Guarantor’s obligations hereunder shall not be discharged except by Seller’s or Guarantor’s payment and performance of the Guaranteed Obligations which is not so rescinded or Guarantor’s performance of such obligations and then only to the extent of such performance.

1.10                        Deferral of Subrogation, Reimbursement and Contribution.  Notwithstanding anything to the contrary contained in this Guaranty, Guarantor hereby unconditionally and irrevocably defers until payment in full of the Guaranteed Obligations any and all rights it may now or hereafter have under any agreement, at law or in equity (including, without limitation, any law subrogating Guarantor to the rights of Buyer), to assert any claim against or seek contribution, indemnification or any other form of reimbursement from Seller or any other party liable for payment of all or any part of the Guaranteed Obligations for any payment made by Guarantor under or in connection with this Guaranty.

1.11                        Setoff Rights.  Without limiting any other rights or remedies of Buyer, Buyer shall have the right, without prior notice to Guarantor, and any such notice being expressly waived by Guarantor to the extent permitted by applicable law, to set off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final) in any currency, and any other obligation (including to return excess margin), credits, indebtedness, claims, securities, collateral or other property, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by or due from Buyer or any Affiliate of Buyer to or for the credit of the account of Seller, Guarantor or any Subsidiary of Guarantor to any obligations of Guarantor hereunder to Buyer.  This Section 1.11 shall be without prejudice and in addition to any right of set-off, combination of accounts, lien or other rights to which any party is at any time otherwise entitled (whether by operation of law, contract or otherwise).
1.12                        Seller.  The term “Seller” as used herein shall include any new or successor corporation, limited liability company, association, partnership (general or limited), joint venture, trust or other individual or organization formed as a result of any merger, reorganization, sale, transfer, devise, gift or bequest of Seller or any interest in Seller.

ARTICLE II

EVENTS AND CIRCUMSTANCES NOT REDUCING

OR DISCHARGING GUARANTOR’S OBLIGATIONS

Guarantor hereby consents and agrees to each of the following, and agrees with Buyer that its obligations under this Guaranty shall not be released, diminished, impaired, reduced or adversely affected by any of the following, except to the extent required by the terms hereof, and waives any common law, equitable, statutory or other rights (including without limitation, except to the extent required by the terms of this Guaranty, rights to notice) which Guarantor might otherwise have as a result of or in connection with any of the following:

2.1                               Modifications.  Any renewal, extension, increase, modification, alteration or rearrangement of all or any part of the Repurchase Agreement, the other Transaction Documents or any other document, instrument, contract or understanding between Seller and Buyer or any other party pertaining to the Guaranteed Obligations or any failure of Buyer to notify Guarantor of any such action.

2.2                               Adjustment.  Any adjustment, indulgence, forbearance or compromise that might be granted or given by Buyer to Seller.

2.3                               Condition of Seller or Guarantor.  The insolvency, bankruptcy, arrangement, adjustment, composition, liquidation, disability, dissolution or lack of power of Seller, Guarantor or any other party at any time liable for (a) the payment of all or any part of the Guaranteed Obligations (b) any dissolution of Seller or Guarantor, (c) any sale, lease or transfer of any or all of the assets of Seller or Guarantor, (d) any changes in the shareholders, partners or members of Seller or Guarantor; or (e) any reorganization of Seller or Guarantor.

2.4                               Invalidity of Guaranteed Obligations.  The invalidity, illegality or unenforceability against Seller of all or any part of the Repurchase Agreement or any document or agreement executed in connection with the Guaranteed Obligations, for any reason whatsoever, including, without limitation, the fact that (i) the act of creating the Guaranteed Obligations or any part thereof is ultra vires, (ii) the officers or representatives executing the Repurchase Agreement or the other Transaction Documents or otherwise creating the Guaranteed Obligations acted in excess of their authority, (iii) Seller has valid defenses (other than payment of the Guaranteed Obligations), claims or offsets (whether at law, in equity or by agreement) which render the Guaranteed Obligations wholly or partially uncollectible from Seller, (iv) the creation, performance or repayment of the Guaranteed Obligations (or the execution, delivery and performance of any document or instrument representing part of the Guaranteed Obligations or executed in connection with the Guaranteed Obligations, or given to secure the repayment of the Guaranteed Obligations) is illegal, uncollectible or unenforceable, or (v) the Repurchase Agreement, or any of the other Transaction Documents have been forged or otherwise are irregular or not genuine or authentic, it being agreed that Guarantor shall remain liable hereon regardless of whether Seller or any other person be found not liable on the Guaranteed Obligations, or any part thereof, for any reason.

2.5                               Release of Obligors.  Any full or partial release of the liability of Seller on the Guaranteed Obligations, or any part thereof, or of any co-guarantors, or any other person or entity now or hereafter liable, whether directly or indirectly, jointly, severally, or jointly and severally, to pay, perform, guarantee or assure the payment of the Guaranteed Obligations, or any part thereof; it being recognized, acknowledged and agreed by Guarantor that Guarantor may be required to pay the Guaranteed Obligations in full without assistance or support of any other party, and Guarantor has not been induced to enter into this Guaranty on the basis of a contemplation, belief, understanding or agreement, as between Buyer and Guarantor, that other parties will be liable to pay or perform the Guaranteed Obligations, or that Buyer will look to other parties to pay or perform the obligations of Seller under the Repurchase Agreement or the other Transaction Documents.

2.6                               Other Collateral.  The taking or accepting of any other security, collateral or guarantee, or other assurance of payment, for all or any part of the Guaranteed Obligations.

2.7                               Release of Collateral.  Any release, surrender, exchange, subordination, deterioration, waste, loss or impairment (including without limitation negligent, willful, unreasonable or unjustifiable impairment) by any party other than Buyer of any collateral, property or security at any time existing in connection with, or assuring or securing payment of, all or any part of the Guaranteed Obligations.

2.8                               Care and Diligence.  The failure of Buyer or any other party to exercise diligence or reasonable care in the preservation, protection, enforcement, sale or other handling or treatment of any collateral, property or security assuring or securing payment of the Guaranteed Obligations, including, but not limited to, the neglect, delay, omission, failure or refusal of Buyer to (i) take or prosecute any action for the collection of the Guaranteed Obligations or any part thereof, (ii) foreclose, initiate any action to foreclose or, once commenced, prosecute to completion any action to foreclose upon any such collateral, property or security or (iii) take or prosecute any action in connection with any instrument or agreement evidencing or securing all or any part of the Guaranteed Obligations.

2.9                               Unenforceability.  The fact that any collateral, security, security interest or lien contemplated or intended to be given, created or granted as security for the repayment of the Guaranteed Obligations, or any part thereof, shall not be properly perfected or created, or shall prove to be unenforceable or subordinate to any other security interest or lien, it being recognized and agreed as between Buyer and Guarantor by Guarantor that it is not entering into this Guaranty in reliance on, or in contemplation of the benefits of, the validity, enforceability, collectability or value of any of the collateral for the Guaranteed Obligations.

2.10                        Merger.  The reorganization, merger or consolidation of Seller into or with any other corporation or entity.2.11                        Preference.  Any payment by Seller to Buyer is held to constitute a preference under bankruptcy laws, or for any reason Buyer is required to refund such payment or pay such amount to Seller or someone else.

2.12                        Other Actions Taken or Omitted.  Except to the extent the same shall result from the gross negligence, willful misconduct, bad faith, illegal acts or fraud of Buyer, any other action taken or omitted to be taken with respect to the Transaction Documents, the Guaranteed Obligations, or the security and collateral therefor, whether or not such action or omission prejudices Guarantor or increases the likelihood that Guarantor will be required to pay the Guaranteed Obligations pursuant to the terms hereof, it is the unambiguous and unequivocal intention of Guarantor that Guarantor shall be obligated to pay the Guaranteed Obligations when due, notwithstanding any occurrence, circumstance, event, action, or omission whatsoever, whether contemplated or uncontemplated, and whether or not otherwise or particularly described herein, which obligation shall be deemed satisfied only upon the full and final payment and satisfaction of the Guaranteed Obligations.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

To induce Buyer to enter into the Transaction Documents, Guarantor represents and warrants to Buyer as of the date hereof and at all times while the Repurchase Agreement and any Transaction thereunder is in effect as follows:

3.1                               Benefit.  Guarantor has received, or will receive, indirect benefit from the execution, delivery and performance by Seller of the Transaction Documents, and the transactions contemplated therein.

3.2                               Familiarity and Reliance.  Guarantor is familiar with, and has independently reviewed books and records regarding, the financial condition of Seller and is familiar with the value of any and all collateral intended to be pledged as security for the payment of the Guaranteed Obligations; provided, however, that, as between Buyer and Guarantor, Guarantor is not relying on such financial condition or the collateral as an inducement to enter into this Guaranty.

3.3                               No Representation By Buyer.  None of Buyer or any other party on Buyer’s behalf has made any representation, warranty or statement to Guarantor in order to induce Guarantor to execute this Guaranty.

3.4                               Guarantor’s Financial Condition.  As of the date hereof, and after giving effect to this Guaranty and the contingent obligation evidenced hereby, Guarantor is and will be solvent, and has and will have assets which, fairly valued, exceed its obligations, liabilities (including contingent liabilities fairly estimated) and debts, and has and will have property and assets sufficient to satisfy and repay its obligations and liabilities, as and when the same become due.

3.5                               Legality.  The execution, delivery and performance by Guarantor of this Guaranty and the consummation of the transactions contemplated hereunder do not, and will not, contravene or conflict with any law, statute or regulation whatsoever to which Guarantor is subject or constitute a default (or an event which with notice or lapse of time or both would constitute a default) under, or result in the breach of, any material indenture, mortgage, deed of trust, charge, lien, or any material contract, agreement or other instrument to which Guarantor is a party or which may be applicable to Guarantor.  This Guaranty is a legal and binding obligation of Guarantor and is enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to the enforcement of creditors’ rights and subject, as to enforceability, to general principals of equity, regardless whether enforcement is sought in a proceeding in equity or at law.

3.6                               Survival.  All representations and warranties made by Guarantor herein shall survive until payment in full of the Guaranteed Obligations.

3.7                               Organization.  Guarantor has been duly organized or formed and is validly existing and in good standing with requisite limited partnership power and authority to own its properties and to transact the businesses in which it is now engaged.  Guarantor is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its properties, businesses and operations except where the failure to do same would not reasonably be expected to have a material adverse effect thereon.  Guarantor possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own its properties and to transact the businesses in which it is now engaged, except where the failure to do same would not reasonably be expected to have a material adverse effect thereon.

3.8                               No Investment Company.  Guarantor is not an “investment company”, or a company “controlled by an investment company”, within the meaning of the Investment Company Act of 1940, as amended.

3.9                               Tax Returns.  Except as disclosed in writing to Buyer prior to the date hereof, Guarantor has filed or caused to be filed all tax returns which, to the knowledge of Guarantor, are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against Guarantor or any of the property of Guarantor and all other taxes, fees or other charges imposed on him or any of the property of Guarantor by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings); no tax lien has been filed, and, to the knowledge of Guarantor, no claim is being asserted, with respect to any such tax, fee or other charge.

3.10                        Litigation.  No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of Guarantor, threatened by or against Guarantor or against any of the properties or revenues of Guarantor with respect to this Guaranty or any of the transactions contemplated hereby that is reasonably likely to have a Material Adverse Effect.

3.11                        Insider.  Guarantor is not an “executive officer”, “director”, or “person who directly or indirectly or acting through or in concert with one or more persons owns, controls, or has the power to vote more than 10% of any class of voting securities” (as those terms are defined in 12 U.S.C. § 375(b) or in regulations promulgated pursuant thereto) of Buyer, of a bank holding company of which Buyer is a Subsidiary, or of any Subsidiary of a bank holding company of which Buyer is a Subsidiary, of any bank at which Buyer maintains a correspondent account or of any lender which maintains a correspondent account with Buyer.

ARTICLE IV

COVENANTS OF GUARANTOR

Guarantor covenants to, and agrees that, until payment in full of all Guaranteed Obligations:

4.1                               Financial Statements, Reports, etc.  Guarantor shall deliver (or cause to be delivered) to Buyer:

(a)                                 as soon as available and in any event within forty-five (45) days after the end of each of the first three quarterly fiscal periods of each fiscal year of Guarantor, the unaudited balance sheet and income statement of Guarantor, which shall incorporate its consolidated Subsidiaries (including Pledgor and Seller), as at the end of such period, setting forth in each case in comparative form the figures for the previous year, accompanied by an Officer’s Certificate of Guarantor, which certificate shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of Guarantor and its consolidated Subsidiaries in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments);

(b)                                 as soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year of Guarantor:

(i)                                     the unaudited, balance sheet and income statement of Guarantor, which shall incorporate its consolidated Subsidiaries as at the end of such fiscal year , accompanied by an Officer’s Certificate of Guarantor, which certificate shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of Guarantor and its consolidated Subsidiaries in accordance with GAAP, consistently applied, as at the end of, and for, such period;

(ii)                                  the combined, consolidated balance sheet and statement of equity of REIT, which shall incorporate its consolidated Subsidiaries, as at the end of such fiscal year and the related combined, consolidated statements of operations and of cash flows for REIT, which shall incorporate its consolidated Subsidiaries, for such year, accompanied by an opinion thereon of Deloitte Consulting LLP or other independent certified public accountants of recognized national standing, which opinion shall not be qualified as to scope of audit or going concern and shall state that said combined, consolidated financial statements fairly present the combined, consolidated financial condition and results of operations of REIT and its consolidated Subsidiaries as at the end of, and for, such fiscal year in accordance with GAAP;

4.2                               Litigation. Guarantor will promptly, and in any event within ten (10) days after service of process on any of the following, give to Buyer notice of all litigation, actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing which are pending or threatened) or other legal or arbitrable proceedings affecting Guarantor or any of its Subsidiaries before any Governmental Authority that (i) questions or challenges the validity or enforceability of this Guaranty or any action to be taken in connection with the transactions contemplated hereby, (ii) makes a claim or claims against Guarantor in an aggregate amount greater than $20,000,000 or (iii) which, individually or in the aggregate, if adversely determined could be reasonably likely to have a Material Adverse Effect.

4.3                               Existence, etc.  Pursuant to the Transaction Documents, Guarantor will (a) preserve and maintain its legal existence and all of its material rights, privileges, licenses and franchises; (b) comply in all material respects with the requirements of applicable laws, rules, regulations and orders of Governmental Authorities (including, without limitation, all environmental laws); (c) keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied; (d) not change its jurisdiction of organization unless it shall have provided Buyer at least ten (10) days’ prior written notice of such change; and (e) pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained.

4.4                               Prohibition of Fundamental Changes.  Except as permitted pursuant to the terms of the Transaction Documents, Guarantor shall not enter into any transaction that would be a Change of Control, or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution) or sell all or substantially all of its assets.

4.5                               Notices.  Guarantor shall give notice to Buyer promptly upon Guarantor’s receipt of notice or obtaining knowledge of the occurrence of any Default or Event of Default.

4.6                               Limitation on Distributions.  After the occurrence and during the continuation of any monetary or material non-monetary Default or Event of Default, Guarantor shall not declare or make any payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any equity interest of Guarantor, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Guarantor.

4.7                               Financial Covenants.  (a)  Guarantor (including its consolidated Subsidiaries) covenants and agrees that it shall not:

(i)                                     permit the ratio of (A) Interest Income (excluding deferred interest and the amortized portion of any upfront fees) for the period of four (4) consecutive fiscal quarters ended on or most recently prior to such date of determination to (B) the Interest Expense to be less than 1.50 to 1.00, as determined as soon as practicable after the end of such period, but in no event later than forty-five (45) days after the last day of such period;

(ii)                                  permit the Tangible Net Worth of Guarantor to be less than the sum of (i) $363,900,000 plus (ii) 75% of the aggregate net cash proceeds of any equity issuances made and any capital contributions received by Guarantor;

(iii)                               permit the Cash Liquidity of Guarantor to be less than (A) at all times prior to the date of an IPO, the greater of (x) $10,000,000 and (y) 10% of the recourse Indebtedness of Guarantor, and (B) at all times from and after the date of an IPO, the greater of (x) $10,000,000 and (B) 5.0% of the recourse Indebtedness of Guarantor; or

(iv)                              permit the ratio of Total Indebtedness of Guarantor and its consolidated Subsidiaries to Tangible Net Worth of Guarantor and its consolidated Subsidiaries to be greater than 75%.

(b)                                 Guarantor shall, within forty-five (45) days of the end of each of the first three (3) fiscal quarters, and within ninety (90) days after the last day of the fiscal year, deliver to Buyer a Financial Covenant Compliance Certificate setting forth the calculation of each of the financial covenants set forth in Section 4.7(i) above.

(c)                                  The following terms shall having the meanings ascribed below for purposes of this Guaranty:

(i)                                     “Cash” shall mean coin or currency of the United States of America or immediately available federal funds, including such funds delivered by wire transfer.

(ii)                                  “Cash Equivalents” shall mean any of the following, to the extent owned by Guarantor or any of its Subsidiaries free and clear of all Liens and having a maturity of not greater than 90 days from the date of issuance thereof: (a) readily marketable direct obligations of the government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the government of the United States or (b) certificates of deposit of or time deposits with Buyer or a member of the Federal Reserve System that issues (or the parent of which issues) commercial paper rated as described in clause (c) below, is organized under the laws of the United States or any state thereof and has combined capital and surplus of at least $1,000,000,000 or (c) commercial paper in an aggregate amount of not more than $50,000,000 per issuer outstanding at any time, issued by any corporation organized under the laws of any state of the United States and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or “A-1” (or the then equivalent grade) by S&P.

(iii)                               “Cash Liquidity” shall mean, at any date of determination, the sum of unrestricted Cash plus Cash Equivalents, which shall include, at all times prior to the date of an IPO, all of the Qualified Capital Commitments of Guarantor or the REIT (provided the REIT is required to contribute such capital contributions to Guarantor upon receipt).

4.8                               Voluntary or Collusive Filing.  Guarantor shall not voluntarily file a case, or join or collude with any Person in the filing of an involuntary case, in respect of Seller or Pledgor under the Bankruptcy Code.

4.9                               Offset.  The liabilities and obligations of Guarantor to Buyer hereunder shall not be reduced, discharged or released because of or by reason of any existing or future right of offset, claim or defense (other than payment of the Guaranteed Obligations) of Seller against Buyer, or any other party, or against payment of the Guaranteed Obligations, whether such right of offset, claim or defense arises in connection with the Guaranteed Obligations (or the transactions creating the Guaranteed Obligations).

4.10                        Dissolution.  Guarantor shall not seek the dissolution, liquidation or winding up, in whole or in part, of Seller or Pledgor.

ARTICLE V

SUBORDINATION OF CERTAIN INDEBTEDNESS

5.1                               Subordination of All Guarantor Claims.  As used herein, the term “Guarantor Claims” shall mean all debts and liabilities of Seller to Guarantor arising as the consequence of this Guaranty or the payment or other performance by Guarantor hereunder, whether such debts and liabilities now exist or are hereafter incurred or arise, or whether the obligations of Seller thereon be direct, contingent, primary, secondary, several, joint and several, or otherwise, and irrespective of whether such debts or liabilities be evidenced by note, contract, open account, or otherwise, and irrespective of the person or persons in whose favor such debts or liabilities may, at their inception, have been, or may hereafter be created, or the manner in which they have been or may hereafter be acquired by Guarantor.  The Guarantor Claims shall include without limitation all rights and claims of Guarantor against Seller (arising as a result of subrogation or otherwise) as a result of Guarantor’s payment of all or a portion of the Guaranteed Obligations.  Upon the occurrence and during the continuance of an Event of Default, Guarantor shall not receive or collect, directly or indirectly, from Seller or any other party any amount for the Guarantor Claims until payment in full of the Guaranteed Obligations.

5.2                               Claims in Bankruptcy.  In the event of receivership, bankruptcy, reorganization, arrangement, debtor’s relief, or other insolvency proceedings involving Seller as debtor, Buyer shall have the right to prove its claims in any such proceeding so as to establish its rights hereunder and receive directly from the receiver, trustee or other court custodian dividends and payments which would otherwise be payable for the Guarantor Claims.  Guarantor hereby assigns such dividends and payments to Buyer.  Should Buyer receive, for application upon the Guaranteed Obligations, any such dividend or payment which is otherwise payable to Guarantor, and which, as between Seller and Guarantor, shall constitute a credit for the Guarantor Claims, then upon payment to Buyer in full of the Guaranteed Obligations, Guarantor shall become subrogated to the rights of Buyer to the extent that such payments to Buyer on the Guarantor

Claims have contributed toward the liquidation of the Guaranteed Obligations, and such subrogation shall be with respect to that proportion of the Guaranteed Obligations which would have been unpaid if Buyer had not received dividends or payments for the Guarantor Claims.

5.3                               Payments Held in Trust.  In the event that, notwithstanding anything to the contrary in this Guaranty, Guarantor should receive any funds, payment, claim or distribution which is prohibited by this Guaranty, Guarantor agrees to hold in trust for Buyer an amount equal to the amount of all funds, payments, claims or distributions so received, and agrees to promptly pay such amounts to Buyer.

5.4                               Liens Subordinate.  Guarantor agrees that any liens, security interests, judgment liens, charges or other encumbrances upon Seller’s assets securing payment of the Guarantor Claims shall be and remain inferior and subordinate to any liens, security interests, judgment liens, charges or other encumbrances upon Seller’s assets securing payment of the Guaranteed Obligations, regardless of whether such encumbrances in favor of Guarantor presently exist or are hereafter created or attach.  Without the prior written consent of Buyer, Guarantor shall not (i) exercise or enforce any creditor’s right it may have against Seller, or (ii) foreclose, repossess, sequester or otherwise take steps or institute any action or proceedings (judicial or otherwise, including without limitation the commencement of, or joinder in, any liquidation, bankruptcy, rearrangement, debtor’s relief or insolvency proceeding) to enforce any liens, mortgage, deeds of trust, security interests, collateral rights, judgments or other encumbrances on assets of Seller securing payment of the Guarantor Claims held by Guarantor.

ARTICLE VI

MISCELLANEOUS

6.1                               Waiver.  No failure to exercise, and no delay in exercising, on the part of Buyer, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right.  The rights of Buyer hereunder shall be in addition to all other rights provided by law.  No modification or waiver of any provision of this Guaranty, nor consent to departure therefrom, shall be effective unless in writing and no such consent or waiver shall extend beyond the particular case and purpose involved.  No notice or demand given in any case shall constitute a waiver of the right to take other action in the same, similar or other instances without such notice or demand (except to the extent such a notice or demand is required by the terms hereof).

6.2                               Notices.  Unless otherwise provided in this Guaranty, all notices, consents, approvals and requests required or permitted hereunder shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) hand delivery, with proof of delivery, (b) certified or registered United States mail, postage prepaid, (c) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of delivery, (d) by telecopier (with answerback acknowledged); provided that such telecopied notice must also be delivered by one of the means set forth above, or (e) by e-mail with confirmation of delivery, addressed as follows (or at such other address and person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section 6.2):

If to Guarantor:                                                                                                         KKR Real Estate Finance Holdings L.P.
9 West 57th Street, Suite 4200

New York, New York 10019

Attention:  Patrick Mattson

Telephone:  (###) ###-####

Email:  ##############@kkr.com

with a copy to:                                                                                                               Gibson Dunn & Crutcher LLP

200 Park Avenue

New York, New York 10166

Attention:  Andrew Dady

Telephone:  (###) ###-####

Email:  #####@gibsondunn.com

If to Buyer:                                                                                                                                Morgan Stanley Bank, N.A.

1585 Broadway, 25th Floor

New York, New York  10036

Attention:  Anthony Preisano

Telephone:  (###) ###-####

Fax:  (###) ###-####

Email:  ################@morganstanley.com

and to:                                                                                                                                                         Morgan Stanley Bank, N.A.

One Utah Center, 201 South Main Street

Salt Lake City, Utah  84111

and to:                                                                                                                                                         Morgan Stanley Bank, N.A.

1 New York Plaza, 41st Floor

New York, New York  10004

Attention:  Robert J. Les

Telephone:  (###) ###-####

Fax:  (###) ###-####

Email:  #######@morganstanley.com

and to:                                                                                                                                                         Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York  10006

Attention:  Kimberly Brown Blacklow, Esq.

Telephone:  (###) ###-####

Fax:  (###) ###-####

Email: #########@cgsh.com

A notice shall be deemed to have been given:  (i) in the case of hand delivery, at the time of delivery, (ii) in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day, (iii) in the case of expedited prepaid delivery upon the first attempted delivery on a Business Day, (iv) in the case of telecopier, upon receipt of answerback confirmation; provided that such telecopied notice was also delivered as required in this Section 6.2, or (v) in the case of e-mail, upon confirmation of delivery.  A party receiving a notice that does not comply with the technical requirements for notice under this Section 6.2 may elect to waive any deficiencies and treat the notice as having been properly given.

6.3                               Governing Law.  This Guaranty shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York pursuant to Sections 5-1401 and 5-1402 of the New York General Obligations Law without giving effect to the conflict of law principles thereof.

6.4                               SUBMISSION TO JURISDICTION; WAIVERS.  EACH OF GUARANTOR AND, BY ITS ACCEPTANCE OF THIS GUARANTY, BUYER, HEREBY IRREVOCABLY AND UNCONDITIONALLY: (a) SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS GUARANTY, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF; (b) CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME; (c) AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH HEREIN OR AT SUCH OTHER ADDRESS OF WHICH BUYER AND/OR GUARANTOR SHALL HAVE BEEN NOTIFIED; AND

(d) AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

6.5                               WAIVER OF JURY TRIAL.  EACH OF GUARANTOR AND, BY ITS ACCEPTANCE OF THIS GUARANTY, BUYER, HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY.  SUCH WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE.  ANY PARTY IS HEREBY AUTHORIZED TO FILE A COPY OF THIS SECTION 6.5 IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF SUCH WAIVER.

6.6                               Invalid Provisions.  If any provision of this Guaranty is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Guaranty, such provision shall be fully severable and this Guaranty shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Guaranty, and the remaining provisions of this Guaranty shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Guaranty, unless such continued effectiveness of this Guaranty, as modified, would be contrary to the basic understandings and intentions of the parties as expressed herein.

6.7                               Reinstatement.  This Guaranty shall continue to be effective, or be reinstated, as the case may be, if at any time payment of the Guaranteed Obligations, or any part thereof, is rescinded or must otherwise be restored or returned by Buyer upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Seller or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for Seller or any substantial part of the property of Seller, or otherwise, all as though such payments had not been made.

6.8                               Amendments.  This Guaranty may be amended only by an instrument in writing executed by Guarantor and Buyer.

6.9                               Parties Bound; Assignment.  This Guaranty shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and legal representatives; provided, however, that Guarantor may not, without the prior written consent of Buyer, assign any of Guarantor’s rights, powers, duties or obligations hereunder.

6.10                        Headings.  Section headings are for convenience of reference only and shall in no way affect the interpretation of this Guaranty.

6.11                        Recitals.  The recital and introductory paragraphs hereof are a part hereof, form a basis for this Guaranty and shall be considered prima facie evidence of the facts and documents referred to therein.

6.12                        Counterparts.  This Guaranty may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.  Any counterpart delivered by facsimile, pdf or other electronic means shall have the same import and effect as original counterparts and shall be valid, enforceable and binding for the purposes of this Guaranty.

6.13                        Rights and Remedies.  If Guarantor becomes liable for any indebtedness owing by Seller to Buyer, by endorsement or otherwise, other than under this Guaranty, such liability shall not be in any manner impaired or affected hereby and the rights of Buyer hereunder shall be cumulative of any and all other rights that Buyer may ever have against Guarantor.  The exercise by Buyer of any right or remedy hereunder or under any other instrument, or at law or in equity, shall not preclude the concurrent or subsequent exercise of any other right or remedy.

6.14                        Entirety.  This Guaranty embodies the final, entire agreement of Guarantor and Buyer with respect to Guarantor’s guarantee of the Guaranteed Obligations and supersedes any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof.  This Guaranty is intended by Guarantor and Buyer as a final and complete expression of the terms of this Guaranty, and no course of dealing between Guarantor and Buyer, no course of performance, no trade practices, and no evidence of prior, contemporaneous or subsequent oral agreements or discussions or other extrinsic evidence of any nature shall be used to contradict, vary, supplement or modify any term of this Guaranty.  There are no oral agreements between Guarantor and Buyer relating to the subject matter hereof.

6.15                        Joint and Several.  If Guarantor consists of more than one Person, the obligations and liabilities of each such Person under this Guaranty shall be joint and several; provided that, except to the extent caused by fraud or willful misconduct, in no event shall any direct or indirect partner, member, shareholder or other owner of Guarantor be liable under this Guaranty and Buyer’s sole recourse shall be the assets of Guarantor.

6.16                        Intent.  Guarantor (a) acknowledges that each of the Repurchase Agreement and each Transaction thereunder constitutes a “securities contract” as that term is defined in Section 741(7)(A)(i) of the Bankruptcy Code and a “master netting agreement” as that term is defined in Section 101(38A)(A) of the Bankruptcy Code, (b) intends and acknowledges that this Guaranty is “a security agreement or arrangement or other credit enhancement” that is “related to” and provided “in connection with” the Repurchase Agreement and each Transaction thereunder and is within the meaning of Sections 101(38A)(A), 101(47)(a)(v) and 741(7)(A)(xi) of the Bankruptcy Code and is, therefore, (i) a “securities contract” as that term is defined in Section 741(7)(A)(xi) of the Bankruptcy Code and (ii) a “master netting agreement” as that term is defined in Section 101(38A) of the Bankruptcy Code and (c) intends and acknowledges that any party’s right to cause the termination, liquidation or acceleration of, or to offset net termination values, payment amounts or other transfer obligations arising under or in connection with the Repurchase Agreement and this Guaranty is in each case a contractual right to cause the termination, liquidation or acceleration of, or to offset net termination values, payment amounts or other transfer obligations arising under or in connection with this Guaranty as described in Sections 555 and 561 of the Bankruptcy Code.

EXECUTED as of the day and year first above written.

KKR REAL ESTATE FINANCE HOLDINGS L.P.,
a Delaware limited partnership

By:	KKR REAL ESTATE FINANCE TRUST INC.,
its general partner

By:	/s/ Patrick Mattson
Name: Patrick Mattson
Title: Authorized Signatory